Exhibit 99.1

FOR IMMEDIATE RELEASE:	Investor Relations contact: Tel: 415-278-7933 investor_relations@gymboree.com

Media Relations contact: Tel: 415-278-7493 media_relations@gymboree.com

The Gymboree Corporation Announces Early Tender Results and Initial Settlement of Tender Offer

San Francisco, Calif., May 10, 2016 – The Gymboree Corporation (the “Company”) announced today the early tender results of its previously announced tender offer (the “Tender Offer”) to purchase the maximum aggregate principal amount of its outstanding 9.125% senior unsecured notes due 2018 (the “Notes,” CUSIP No. 403777AB1) that it can purchase for $40,000,000 (the “Maximum Payment Amount”), excluding accrued interest.

The principal amount of Notes that were validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on May 9, 2016 (the “Early Tender Time”), and the principal amount of Notes that will be accepted for purchase by the Company (the “Accepted Notes”) on the Initial Settlement Date (as defined below) are specified in the table below. After the Accepted Notes are purchased, $19,427,760 of the Maximum Payment Amount will be available to purchase Notes in the Tender Offer.

Title of Security	Outstanding Principal Amount(1)	Principal Amount Tendered Prior to the Early Tender Time	Principal Amount Accepted for Purchase on the Initial Settlement Date	Total Consideration(2)(3)(4)
The Gymboree Corporation’s 9.125% Senior Unsecured Notes due 2018	$210,600,000	$39,562,000	$39,562,000	$520.00

(1)	As of April 26, 2016.
(2)	Includes the early tender premium of $30.00 per $1,000 principal amount of Notes (the “Early Tender Premium”).
(3)	Per $1,000 principal amount of Notes.
(4)	Plus accrued and unpaid interest from and including the last interest payment date of the Notes to, but not including, the applicable settlement date.

The Tender Offer is being made solely pursuant to, and is subject to the terms and conditions set forth in, the Offer to Purchase, dated April 26, 2016, and the Supplement to the Offer to Purchase, dated May 3, 2016 (together, the “Offer to Purchase”), and the accompanying Letter of Transmittal. Capitalized terms used in this press release that are not defined herein have the meanings given to them in the Offer to Purchase. The Total Consideration (also known as the “Clearing Price”) payable for the Notes in the Tender Offer was determined pursuant to a “modified Dutch Auction” whereby each participating Note holder specified the minimum Total Consideration it was willing to receive in exchange for each $1,000 principal amount of Notes such holder tendered prior to the Early Tender Time, which includes the Early Tender Premium. The Tender Offer Consideration payable for Notes that are validly tendered after the Early Tender Time is equal to the Total Consideration less the Early Tender Premium, or $490.00 per $1,000 principal amount of Notes. All holders of Notes who tender their Notes after the Early Tender Time will be unable to withdraw their Notes because the Withdrawal Deadline (as defined below) has passed and has not been extended.

Payments for Notes that are accepted for purchase in the Tender Offer will include accrued and unpaid interest from and including the last interest payment date of the Notes to, but not including, the applicable settlement date. The settlement date for Notes that were validly tendered on or prior to the Early Tender Time is expected to be May 10, 2016, the first business day following the Early Tender Time (the “Initial Settlement Date”). The deadline to withdraw Notes from the Tender Offer was 5:00 p.m., New York City time, on May 9, 2016 (the “Withdrawal Deadline”). The Tender Offer will expire at 11:59 p.m., New York City time, on May 23, 2016, unless extended by the Company in its sole discretion.

Copies of the Offer to Purchase and the accompanying Letter of Transmittal can be obtained from D.F. King & Co., Inc., the Tender Agent and Information Agent for the Tender Offer, by calling (800) 461-9313 (US toll-free) or by emailing gymboree@dfking.com.

Goldman, Sachs & Co. is acting as the dealer manager for the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to the Liability Management Group of Goldman, Sachs & Co. by calling (800) 828-3182 (US toll-free) or (212) 357-0422 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of tenders with respect to any securities. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Cautionary Statements:

This release contains forward-looking statements, including the principal amount of Notes we expect to accept for purchase and the date we expect to pay for the Notes, which involve risks and uncertainties that could cause actual results to differ materially from expected results. We may decide not to, or be unable to, consummate the Tender Offer on the terms described herein or at all. Accordingly, investors should not rely on forward-looking statements as a prediction of actual future results. All statements in this press release speak only as of the date hereof, and we undertake no obligation to update or revise such statements in light of future developments, except as required by law.